Concho Resources Inc. Underwriting Syndicate Members

JPMorgan Securities, Inc
Banc of America Securities LLC
Lehman Brothers Inc.
BNP Paribas
Merrill Lynch & Co., Inc.
UBS Investment Bank
Wachovia Securities